Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SILVERBOW RESOURCES, INC.

July 30, 2024

SilverBow Resources, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), which was originally incorporated under the name Swift Energy Company and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 22, 2016, hereby certifies as follows:

FIRST: The name of this corporation is SilverBow Resources, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, Delaware 19807. The name of the Corporation’s registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

EIGHTH: A. The Corporation (and any successor to the Corporation by merger or otherwise) shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than a Proceeding by or in the right of the Corporation), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (limited or general), joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person in connection with such action, suit or proceeding if the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Covered Person’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Clause (C) of this ARTICLE EIGHTH, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. On no account shall any amendment to applicable law as it presently exists or may hereafter be amended be deemed to limit or prohibit the right to indemnification in this ARTICLE EIGHTH for past actions or omissions of any Covered Person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment. Persons who are not directors or officers of the Corporation and are not serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors.

B. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be finally determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified under this ARTICLE EIGHTH or otherwise.

C. If a claim for indemnification under this ARTICLE EIGHTH (following the final disposition of such Proceeding) is not paid in full within sixty (60) days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this ARTICLE EIGHTH is not paid in full within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D. The rights conferred on any Covered Person by this ARTICLE EIGHTH shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

E. This ARTICLE EIGHTH shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

F. Any Covered Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this ARTICLE EIGHTH, may have certain rights to indemnification, advancement and/or insurance provided by one or more persons with whom or which such Covered Person may be associated. The Corporation hereby acknowledges and agrees that (i) the Corporation shall be the indemnitor of first resort with respect to any Proceeding, expense, liability or matter that is the subject of this ARTICLE EIGHTH, (ii) the Corporation shall be primarily liable for all such obligations and any indemnification afforded to a Covered Person in respect of a Proceeding, expense, liability or matter that is the subject of this ARTICLE EIGHTH, whether created by law, organizational or constituent documents, contract or otherwise, (iii) any obligation of any persons with whom or which a Covered Person may be associated to indemnify such Covered Person and/or advance expenses or liabilities to such Covered Person in respect of any Proceeding shall be secondary to the obligations of the Corporation hereunder, (iv) the Corporation shall be required to indemnify each Covered Person and advance expenses to each Covered Person hereunder to the fullest extent provided herein without regard to any rights such Covered Person may have against any other person with whom or which such Covered Person may be associated or insurer of any such person, and (v) the Corporation irrevocably waives, relinquishes and releases any other person with whom or which a Covered Person may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Corporation hereunder.

G. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Amended and Restated Certificate of Incorporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or Proceeding for which indemnification or advancement of expenses is sought.

NINTH: The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL, and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

TENTH: This Amended and Restated Certificate of Incorporation shall become effective immediately upon filing with the Secretary of the State of the State of Delaware.

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IN WITNESS WHEREOF, SilverBow Resources, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this as of the date first set forth above.

SILVERBOW RESOURCES, INC.

By:	/s/ Brandi Kendall
Name: Brandi Kendall
Title: Senior Vice President

[Amended and Restated Certificate of Incorporation – SilverBow Resources, Inc.]